Exhibit 10.4

April 2, 2026

Mark Brazier

Via email

Dear Mark,

We are very pleased to extend an offer of employment (this “Offer”) to you for the position of Chief Financial Officer of Forward Industries, Inc., a Texas corporation (the “Company”) with an anticipated start date of April 13, 2026 (the “Effective Date”). This Offer is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1. Position, Responsibilities & Reporting: During your employment with the Company, you will serve as Chief Financial Officer for the Company, reporting to the Chief Investment Officer, (your “Manager”) of the Company. Your duties will include such duties as reasonably assigned to you by your Manager consistent with your position as Chief Financial Officer. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

2. Employment Term; Location: Your employment will commence on the Effective Date and will continue “at will” until terminated by you or the Company, for any reason or no reason, subject to the terms of this Offer. Your principal place of employment will be your state of residence, and you will be expected to work remotely, subject to customary business travel as required in order to satisfy your duties to the Company.

3. Base Salary. In consideration of your services, you will be paid a base salary of $500,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

4. Annual Bonus. For each fiscal year of the Company during your employment, you will be eligible to receive annual bonus (the “Annual Bonus”) with a target opportunity of $250,000. The Annual Bonus will be subject to the terms and satisfactory performance of conditions determined by you and your Manager and will be payable on the date annual bonuses are paid to other employees of the Company, subject to your continued employment in good standing with the Company through the applicable payment date.

5. Equity Incentives. In consideration for your services to the Company, you will be eligible to receive an equity award pursuant to the terms and conditions set forth on the Attachment to this Offer.

6. Benefits; Paid Time Off. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Company’s policies in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

7. Termination of Employment.

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Notice of Termination. Except in the case of a termination for Cause, either party may terminate your employment by providing the other party with at least ninety (90) days' prior written notice (the “Notice Period”). During the Notice Period, you shall continue to receive your then-current base salary and all employee benefits to which you are entitled under this Offer, and shall remain available to perform such transitional services as the Company may reasonably request consistent with your position. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to place you on garden leave during all or any portion of the Notice Period, during which you shall be relieved of your duties and responsibilities but shall continue to receive your base salary and benefits for the remainder of the Notice Period. If the Company terminates you without Cause, the Company may also elect to pay you, in a lump sum within fourteen (14) days following termination, an amount equal to your then-current base salary for the remainder of the Notice Period in lieu of such notice (“Pay in Lieu of Notice”). The Notice Period (or any Pay in Lieu of Notice) shall be offset against or reduce, any Severance Benefits or other payments to which you may be entitled under this agreement. For the avoidance of doubt, in the case of a resignation for Good Reason, the ninety (90) day Notice Period shall run from the date you deliver written notice of resignation to the Company following the expiration of the Company’s cure period under Section 7(d).

a.	If your employment is terminated by you without Good Reason, or by the Company with Cause, you will only be eligible to receive any accrued but unpaid wages through the date of termination, any vested benefits under the Company’s employee benefit plans and reimbursement of business expenses properly incurred in accordance with Company policy.

b.	If the Company terminates your employment without Cause or you resign for Good Reason the Company will: (i) pay you a lump sum payment equal to six months of your annualized base salary on the date of termination (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction) and a pro rata share of your annual target bonus , within fourteen days after the Release (defined below) becomes effective (except as necessary to comply with Section 409A, as set forth in Paragraph 9 below, in which case payment shall be made on the first business day following the six-month anniversary of your separation); and (ii) if you timely elect to continue your group health benefits under the Consolidated Omnibus Reconciliation Act or applicable state law (collectively referred to as “COBRA”), the Company shall pay your COBRA premiums for the twelve- month period following the termination of your employee group health benefits (the foregoing collectively referred to a “Severance Benefits”). The foregoing provisions shall prevail over the provisions of the Plan (defined below) and of any award agreement.

c.	In the event your employment is terminated without Cause or you resign for Good Reason and, as a result, your employment terminates within 12 months after a Change in Control of the Company, as that term is defined in the Company’s 2021 Equity Incentive Plan, then the vesting of all time based-equity and option grants shall accelerate and all such unvested equity and option grants shall vest at the time of the Change in Control. The foregoing provisions shall prevail over any contrary provisions of the Plan (defined below) and of any award agreement issued by the Plan.

d.	For purposes of this Agreement, “Cause,” shall mean: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate; (iii) your material breach of this Agreement, provided such breach is not cured within thirty (30) days of your receipt of written notice specifically describing the alleged breach; or (iv) your unauthorized use or disclosure of the Company's or any Affiliate's confidential information or trade secrets; or (v) your gross misconduct.

e.	For purposes of this Agreement, “Good Reason” shall mean: (i) the Company’s material breach of this Agreement including any material failure to pay any salary or bonus, provide any employee benefit or make any grant required under this Agreement; (ii) any reduction in your base salary or target bonus; (iii) material diminution of your duties or title; (iv) any material change in your principal place of employment or in the expectation that you will work remotely, as set forth in Paragraph 2. In order to resign for Good Reason, you must give written notice to the Company specifically describing any Good Reason condition within ninety (90) days of when it first arises, allow the Employer thirty (30) days to cure such condition, and, if Employer fails to timely cure such condition, resign your employment effecting within fourteen (14) days after the end of the 30-day cure period. If you fail to terminate your employment within 14 days after the end of the cure period, you will be deemed to have waived the Good Reason condition(s) of which you gave the Company notice.

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f.	In order to receive the Severance Benefits, you must sign a general release agreement waiving all claims you may have against the Company arising from or concerning your employment or the termination thereof (the “Release”) except any rights to any vested benefits under any benefit plan including the Plan or any successor Plan, any claims that cannot be waived by law, or any claims or rights to indemnification, or insurance, from the Company, under the Company’s articles of incorporation, bylaws, or any agreement with the Company.

g.	Your employment shall terminate immediately upon your death or Disability. Upon such termination, you, your estate, or your beneficiaries, as the case may be, shall be entitled to received, and their sole remedies under this Agreement shall be:

(i)	any earned and unpaid salary accrued through the date of termination, payable in a lump sum not later than 14 days following your termination of employment;
(ii)	compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section;
(iii)	any unpaid benefits accrued through the date of termination that may be due to you under an employee benefit plan or programs of the Company, payable in accordance with the terms of such plans or programs of the Company, together with any documented, unreimbursed business expenses, payable in according with Company policies; and
(iv)	provided the Release becomes fully effective and non-revocable by its terms (which may be executed upon your death or Disability by your executor or estate, as applicable), any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company compensation plans that were vested as of 5:00 PM New York time on the date immediately prior to the date of termination, may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan award agreements with you.
(v)	For purposes of this Agreement, the term “Disability” shall mean any disability, illness, or other incapacity that prevents you from performing services, for 60 or more consecutive days, or for an aggregate of 90 days in any consecutive 12-month period. In such event, the Company shall have the right to terminate this Agreement upon 10 days’ prior written notice to you. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to you shall be reduced to the extent of any amount received by you pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation or other employee benefits shall accrue or be earned or count toward proration. Termination under this Section shall not prejudice any rights you have under disability policies, if any, being maintained by the Company for you under the terms of this Agreement.

8. Restrictive Covenants; Arbitration. As a condition to your employment, you will be required to submit to a customary background check and references, and execute (and not revoke) a restrictive covenants agreement attached hereto as Attachment A (the “Attachment”), which will include customary terms, including with respect to confidentiality and assignment of intellectual property rights. You and the Company agree that all disputes or claims arising under this Offer or otherwise related to your employment with the Company will be subject to final, binding and confidential arbitration held in Austin, Texas and conducted by JAMS Mediation, Arbitration and ADR Service under its rules and procedures, and the arbitrator will have the right to compel adequate discovery and award relief as permitted by law. You and the Company mutually waive your rights to resolve any such disputes through trial by jury, judge or administrative proceeding. Each party will bear its own costs, including legal fees, related to the arbitration and one-half of the costs of the arbitrator. Notwithstanding the foregoing, you and the Company will be permitted to seek injunctive relief in court in order to prevent irreparable harm pending the conclusion of any such arbitration, you will not be required to arbitrate any claims which by law cannot be the subject of a compulsory arbitration agreement, and nothing precludes you from filing charges with the federal EEOC or similar state or local agency.

9. Taxes. Your compensation and benefits received from the Company or any of its affiliates will be subject to applicable tax withholding and deductions. If you were to receive any payment or benefit from the Company or any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then, to the extent any excise tax under Section 4999 of the Code applies to such payment or benefit, the payment or benefit will be reduced to an amount that would result in no such excise tax, only if the after-tax amount is greater to you than if no reduction had occurred (after taking into account all applicable taxes). Payments provided to you under this Offer are intended to be either exempt from or comply with Section 409A of the Code (“Section 409A”) and will be interpreted accordingly, and any payments or benefits provided to you in installments will be deemed to be separate payments for purposes of Section 409A. To the extent necessary to avoid the imposition of an excise tax under Section 409A, any payments or other benefits provided to you may be paid no earlier than six months and one day after your separation from service (or earlier upon your death), and all payments that constitute deferred compensation under Section 409A and are payable to you upon your termination of employment shall only be paid if your termination constitutes a “separation from service” under Section 409A.

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10. Indemnification and Liability Insurance. The Company shall indemnify and cover you under the Company’s directors’ and officers’ liability insurance during the Term in the same amount and to the same extent as the Company indemnifies and covers its other officers and directors.

11. Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by email, on the date mailed or emailed.

(i)	If to you:
Mark Brazier (if delivered by any other physical means).
Email: markcbrazier@gmail.com

(ii)	If to the Company:
The Company’s then corporate headqurters Email: legal@forwardindustries.com

12. Clawback. Any amounts payable hereunder are subject to the Company’s Clawback Policy, as filed here https://www.sec.gov/Archives/edgar/data/38264/000168316824009011/forward_ex9700.htm and amended from time to time. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

13. Assignment; Entire Agreement: This Offer is assignable solely by the Company, including to any of its affiliates. This Offer, together with the Attachment, constitutes the entire agreement and understanding between you and the Company and supersedes any prior understandings, agreements or representations.

14. Amendment; Termination; Severability; Counterparts: This Offer may only be amended by mutual written agreement between you and the Company. Any provision of this Offer, or the Attachment, that is held to be invalid, illegal or unenforceable shall not affect the validity, legality and enforceability of any remaining provisions. This Offer may be executed in counterparts, including by electronic signature, each which will constitute the same instrument.

15. Governing Law; Consent to Jurisdiction; Jury Trial Waiver: This Covenant Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction, and where applicable, the laws of the United States. The Employee hereby agrees that any actions or proceedings brought by the Employee relating to this Covenant Agreement must be brought in the courts situated in Austin, Texas. The Employee hereby irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of forum non conveniens (i.e., inconvenient forum) to the maintenance of any such action or proceeding in such venue. THE EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM WITH REGARD TO ANY DISPUTE THAT MAY ARISE BETWEEN THE EMPLOYEE AND THE COMPANY, AND REPRESENTS AND WARRANTS THAT THE EMPLOYEE HAS CONSULTED WITH COUNSEL OF THE EMPLOYEE’S CHOICE REGARDING THIS WAIVER OR HAS CHOSEN VOLUNTARILY NOT TO DO SO.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter.

Yours sincerely,

Forward Industries, Inc.

/s/ Michael Pruitt

By: Michael Pruitt

Title: Interim Chief Executive Officer

Mark Brazier

/s/ Mark Brazier

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ATTACHMENT

In consideration for your services to the Company, you will be eligible to receive certain grants of equity awards under the Company’s 2021 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”) in accordance with the terms and conditions set forth below.

Approvals:

All grants of equity awards will be subject to:

(i)     approval by the Board or a duly authorized committee of the Board;

(ii)     the availability of sufficient shares of the Company’s common stock (“Shares”) under the Plan or approval by the stockholders of the Company of an amendment to the Plan increasing the number of Shares available for issuance under the Plan; and

(iii)     your execution of any award agreements or other documentation reasonably required by the Company.

Stock Options:

Subject to the conditions set forth above, you will be eligible to receive two grants of options to purchase Shares (“Options”) as set forth below:

(i)     Options for 137,500 shares of the Company’s common stock with an exercise price per Share equal to 200% of the Fair Market Value of a Share.

(ii)     Options for 137,500 shares of the Company’s common stock with an exercise price per Share equal to 300% of the Fair Market Value of a Share.

The Options will vest 25% on the first anniversary of the grant date and in 12 equal quarterly installments thereafter and will have a 10-year term.

RSUs:

Subject to the conditions set forth above, you will be eligible to receive a 275,000 restricted stock units with respect to Shares (“RSUs”).

The RSUs will vest 25% on the first anniversary of the grant date and in 12 equal quarterly installments thereafter.

PSUs:

Subject to the conditions set forth above, you will be eligible to receive two grants of performance-vesting RSUs (“PSUs”) as set forth below:

(i) 137,500 PSUs that vest, if at all, subject to the Company holding 0.075 SOL per Share outstanding (as defined in the grant documentation).

(ii)     137,500 PSUs that vest, if at all, subject to the Company holding 0.090 SOL per Share outstanding (as defined in the grant documentation).

Changes in Capitalization:	In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, other reorganization or corporate transaction or event, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares or another change in corporate structure affecting the common stock of the Company, the number and kind of securities subject to the Options, RSUs and PSUs, strike prices applicable to the Options and the performance goals applicable to the PSUs will be equitably substituted or proportionately adjusted.
Other Terms and Conditions:	All awards vest subject to your continued employment with the Company on the applicable vesting date. All other terms and conditions applicable to the Options, RSUs and PSUs described herein will be subject to the terms of the Plan and the applicable award agreement.

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ATTACHMENT

Covenant Agreement

Mark Brazier (the “Employee”) enters into this Restrictive Covenants Agreement (this “Covenant Agreement”) as a condition of employment with Forward Industries, Inc. (the “Company”). In consideration of, and as a condition of, the Employee’s access to Confidential Information (as defined below), the Employee’s employment with the Company, and any cash or equity compensation for the Employee’s services, the Employee hereby agrees to the following:

1. Confidentiality. The Employee understands that during the Employee’s employment with the Company, the Employee will have access to Confidential Information (as defined below). The Employee agrees to observe all Company policies and procedures concerning such Confidential Information, and not to disclose or use, either during the Employee’s employment with the Company or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that the Employee may disclose and use such information (i) when necessary in the performance of the Employee’s duties for the Company, (ii) as permitted by Section 14 below, and (iii) as otherwise required by law. “Confidential Information” means any information developed by the Employee in connection with Employee’s employment by the Company, delivered by or for the Company and its affiliates or, to the extent disclosed to the Employee as a result of the Employee’s employment, information of a third party (including any client of the Company or its affiliates), that is not generally known to or available for use by the public, including, without limitation, technical and nontechnical information, research and development, finances, strategic or financial plans and data, business plans, methods, processes, customer and supplier information, formulas, techniques, operations, marketing plans, sales information, intellectual property, computer programs and systems, computer technology, manuals, technology, prices, costs, processes, materials of construction, trade secrets and equipment designs, and other information created by the Employee or disclosed to the Employee by the Company or an affiliate, or a third party (including information disclosed to the Company by others under agreements to hold such information confidential), in confidence, directly or indirectly, and whether in writing, verbally, or by electronic records, pictures, drawings or inspection of tangible property.

2. Mutual Non-Disparagement. Subject to Section 14, the Employee and the Company’s Executives may not, either during or at any time subsequent to the Employee’s employment with the Company, directly or indirectly, engage in any conduct or make any statement disparaging in any way the business or reputation of the other party, or any goods or services offered by the Company including, but not limited to, by making any such statements, anonymously or with attribution, through any publication including, but not limited to, print, social media, television or otherwise.

3. Full-Time Commitment. Consistent with Employee’s full-time position, Employee will not provide any services of any kind to any third party without the Company’s written consent.

4. [Reserved.]

5. Non-Solicitation of Customers. The Employee agrees that during the Restricted Period the Employee shall not directly or indirectly (including by assisting or aiding any third party), (i) solicit the business of or perform any services that the Employee provided to the Company or its subsidiaries during the then-immediately preceding twenty-four (24) month period ending no later than the termination of the Employee’s employment with the Company for any reason, for any actual customer, any person or entity that has been a customer within the twelve (12) month period preceding the date of such solicitation, any actively solicited prospective customer, or any person, company or business that is or was an investor of the Company or its affiliates, in each case, as to whom or which the Employee provided any services or as to whom or which the Employee has knowledge of Confidential Information, (ii) encourage or assist any Competing Business to solicit or service any actual customer, any person or entity that has been a customer within the twelve (12) month-period preceding the date of such solicitation or any actively solicited prospective customer of the Company, or a subsidiary, in each case, as to whom or which the Employee provided any services or as to whom the Employee has knowledge of Confidential Information, or otherwise seek to encourage or induce any such customer to cease doing business with, or lessen its business with, the Company or a subsidiary, or (iii) otherwise knowingly interfere with or damage (or attempt to knowingly interfere with or damage), or take action that would reasonably be expected to interfere with or damage, the Company’s relationship with its customers as to whom the Employee provided any services or as to whom the Employee has knowledge of Confidential Information; provided, however, that, following the termination of the Employee’s employment, the Employee is not precluded from soliciting the business of or performing any services for any such customer with whom or which the Employee had a business relationship prior to the Employee’s employment with the Company.

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6. Non-Solicitation of Employees. The Employee agrees that during the Restricted Period, the Employee shall not, directly or indirectly (including by assisting or aiding any third party), (i) solicit, recruit or induce any employee of the Company, or a subsidiary, to terminate employment with the Company, or a subsidiary, or (ii) either individually or as owner, agent, employee, director, manager, officer, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company with any person who at the time of such action is an employee of the Company, or a subsidiary, and in each case, who developed or obtained Confidential Information while employed by the Company or with whom the Employee did business; provided, however, that, following the termination of the Employee’s employment, the Employee is not precluded from initiating or directing a general employment solicitation that is not directed primarily at the foregoing employees.

7. Use of Company Technology. The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company. The Employee agrees that, with the exception of occasional incidental use, the Company’s electronic mail system, internet subscription and all other data systems shall be used by the Employee solely in connection with the Employee’s work for the Company. The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

8. Intellectual Property.

(a) Disclosure of Inventions. Without further compensation, the Employee shall promptly disclose to the Company all inventions, improvements, ideas, know-how, trademarks, service marks, trade dress, domain names, logos, designs, copyrightable subject matter, original works of authorship, techniques, methods, formulas, processes, compositions of matter, computer code, software, technologies, compilations, discoveries, data, documents, trade secrets and other work product of any nature whatsoever and matters or things protectable under principles of intellectual property law and relating in any way to the business or contemplated business, research or development of the Employer (regardless of when or where the Invention is prepared or whose equipment or other resources are used in preparing the same), whether or not patentable, copyrightable, or protectable as trade secrets, and all intellectual property rights therein, that that the Employee creates, makes, conceives of, develops, improves or reduces to practice, either alone or jointly with others, at any time during the Employee’s period of employment (whether or not during working hours or inside the Company’s premises, or made with the use of the Company’s information, trade secrets, time, materials, facilities, employees or advisors) (“Inventions”).

(b) Works Made for Hire; Assignment of Inventions. The Employee acknowledges and agrees that, to the extent permitted by law, all original works of authorship made by the Employee (solely or jointly) within the scope of the Employee’s employment with the Company that are protectable by copyright are “works made for hire” as defined in the United States Copyright Act (17 U.S.C.A. § 101), and such copyrights are therefore owned by the Company. To the extent any Inventions are not works made for hire, the Employee hereby irrevocably assigns to the Company (for no additional consideration), in perpetuity and without any limitation or reservation of rights, all of the Employee’s right, title and interest throughout the world in, to and under any and all such Inventions, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world, and acknowledges that such Inventions are and shall be the sole and exclusive property of the Company. To the extent any copyrights are assigned under this Covenant Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions

(c) Prior Creations. The Employee has attached hereto, as Annex 1, a complete list describing with particularity any intellectual property (including patent applications and issued patents, original works of authorship, trademarks, service marks, logos, trade dress, domain names, designs, formulae, processes, methods, developments, concepts, know-how, improvements and trade secrets) that were conceived, reduced to practice, made, developed or created by the Employee before the effective date of this Covenant Agreement and which relate to the business or contemplated business or actual or demonstrably anticipated research or development of the Company (“Prior Creations”). Such Prior Creations shall be excluded from the assignment in Section 8(b). The Employee hereby agrees not to incorporate or provide or deliver for use any Prior Creations owned by the Employee or in which the Employee has an interest into a Company product, service or process, without the Company’s prior written consent. Without limiting the foregoing, if the Employee incorporates or provides or delivers for use a Prior Creation into a Company product, service or process, the Employee shall and hereby does grant to the Company a perpetual, non-exclusive, royalty-free, irrevocable, worldwide, transferable and sub-licensable license to any intellectual property rights in such Prior Creation to make, have made, modify, use, sell and otherwise exploit any such Company product, service or process which in any way incorporates such Prior Creation. If no such list is attached to Annex 1, then the Employee represents that there are no such Prior Inventions.

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(d) Further Assurances; Power of Attorney. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Employer at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Inventions in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in the Employee’s name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all intellectual property rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee’s subsequent incapacity.

(e) Security and Access. The Employee agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company IT resources and communication technologies (“Facilities and Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology and Access Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology and Access Resources in any manner after the termination of the Employee’s employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event the Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology and Access Resources or other Company property or materials by others.

9. Return of Property. Upon termination of employment for any reason, the Employee shall promptly deliver to the Company all Company property in the Employee’s possession, custody or control belonging to the Company, including, but not limited to, keys, security and computer passwords, mobile phones, computer equipment, Inventions (and any materials that embody or include the Inventions), Confidential Information developed by the Employee or others, original and copy documents or other media on which information is held in the Employee’s possession relating to the business or affairs of the Company and any other property belonging to the Company which the Employee obtained in the course of the Employee’s engagement by the Company (including any documents or other materials containing confidential information or embodying or including Inventions), and the Employee agrees not to retain copies of any such materials. To the extent the Employee has any of the foregoing documents in the Employee’s possession, custody or control in electronic form (for example, in the Employee’s personal cloud storage or email account or on a personal computer), the Employee agrees to identify such documents to the Company, to deliver identical copies of such documents to the Company (if the Company so requests) and to follow the Company’s instructions regarding the permanent deletion or retention of such documents. The requirements of this Section 9 shall not apply to publicly available documents or documents relating directly to the Employee’s compensation. The property and documents which must be returned to the Company pursuant to this Section 9 must be returned whether in the Employee’s possession, work area, home, vehicle, the possession of an employee or contractor of the Employee or in the wrongful possession of any third party with the Employee’s knowledge or acquiescence, and whether prepared by the Employee or any other person or entity. The Employee agrees that he will sign a certification, affidavit or such other document representing that the Employee has fulfilled the obligations of this Section 9, as the Company may request, and deliver it to the Company.

10. Data Privacy. In order to manage the Employee’s employment, the Company will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined on the Company’s internal policy. The Employee is responsible for familiarizing himself or herself with the applicable content of such policy.

11. Cooperation. Following the termination of employment, without limitation to Section 8(d), the Employee shall provide reasonable cooperation in connection with any action or proceeding which relates to events occurring during the Employee’s employment with the Company. The Company shall reimburse reasonable out-of-pocket expenses incurred by the Employee as a result of such cooperation, provided that such expenses have been approved by the Company, in writing, in advance.

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12. Remedies. The Employee acknowledges and agrees that a violation or threatened violation of any of the Employee’s obligations under this Covenant Agreement will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Employee from committing any violation of the covenants or obligations contained in this Covenant Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity in connection with this Covenant Agreement.

13. Modification. If any provision of this Covenant Agreement is deemed invalid, illegal or unenforceable by a court of competent jurisdiction, then the validity or enforceability of the other provisions of this Covenant Agreement will not be impaired or affected. If any provision of this Covenant Agreement is deemed invalid, illegal or unenforceable as to its scope, then notwithstanding such invalidity, that provision will be deemed valid to the fullest extent permitted by law. The parties agree that, if any court of competent jurisdiction makes a final judicial determination that the duration, scope or any other restriction contained in this Covenant Agreement is unenforceable against the Employee, the court will have the power to modify the duration, scope and/or other restriction of such provision and/or to delete specific words and phrases and, in its reduced or revised form, such provision will then be enforceable as permitted by law. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Covenant Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Covenant Agreement.

14. Permitted Disclosures.

(a) The Employee understands that the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b) Nothing in this Covenant Agreement or any other agreement the Employee may have with the Company shall prohibit or restrict the Employee from (a) voluntarily communicating with an attorney retained by the Employee, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the United States Department of Labor, the Equal Employment Opportunity Commission, any state or federal attorney general, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (d) disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Employee uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Employee is entitled, (f) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful, (g) enforcing the Employee’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board, the Securities and Exchange Commission or any other administrative agency or court, or (h) disclosing or discussing conduct, or the existence of a settlement involving conduct, relating to a dispute: (i) involving a nonconsensual sexual act or sexual contact, as such terms are defined in § 2246 of title 18, United States Code, or similar applicable Tribal or State law, including when the victim lacks capacity to consent; or (ii) relating to conduct that is alleged to constitute sexual harassment under applicable Federal, Tribal or State law.

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15. Enforcement. The Employee expressly agrees and acknowledges that the restrictions contained in this Covenant Agreement do not impose unreasonable limitations on such party. If, at the time of enforcement of any of the restrictions contained in this Covenant Agreement, a court of competent jurisdiction or an arbitrator shall hold that the duration, scope or area restrictions stated herein are invalid, illegal or unenforceable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Employee expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the confidential information and the goodwill of the business of the Company Group, and the Employee agrees not to challenge the validity or enforceability of the restrictions contained herein.

16. Assignment; Entire Agreement. This Covenant Agreement shall inure to the benefit of the successors, assigns, parent corporations, subsidiaries, affiliates and purchasers of the Company. The Company may assign, in whole or in part, its rights under this Covenant Agreement to a third party without the Employee’s consent. The Employee may not assign Employee’s duties or obligations hereunder. This Covenant Agreement and the Employee’s offer letter with the Company together contain the entire agreement between the Employee and the Company with respect to the subject matter of this Covenant Agreement and the Employee’s offer letter, and supersede any and all prior agreements, discussions, covenants, representations and understandings, whether oral or written, between the Employee and the Company with respect to the subject matter of this Covenant Agreement and the Employee’s offer letter.

17. Modifications and Waivers. The failure of a party to enforce at any time the provisions of this Covenant Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Covenant Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

18. Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This Covenant Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State ofTexasor any other jurisdiction, and where applicable, the laws of the United States. You and the Company hereby agree that any actions or proceedings brought by either party seeking injunctive relief pursuant to this Covenant Agreement must be brought in the courts situated in Austin, Texas. The parties hereby irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of forum non conveniens (i.e., inconvenient forum) to the maintenance of any such action or proceeding in such venue. Nothing in this Paragraph 18 limits or modifies the arbitration provision in Section 8 of the Offer Letter and disputes arising under this Covenant Agreement shall be subject to the arbitration provision except to the extent injunctive or other equitable relief is sought under Section 12. THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM WITH REGARD TO ANY DISPUTE THAT MAY ARISE BETWEEN THE EMPLOYEE AND THE COMPANY, AND REPRESENTS AND WARRANTS THAT THE EMPLOYEE HAS CONSULTED WITH COUNSEL OF THE EMPLOYEE’S CHOICE REGARDING THIS WAIVER OR HAS CHOSEN VOLUNTARILY NOT TO DO SO.

Date:	4/2/2026	/s/ Mark Brazier
Mark Brazier

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